Exhibit 99.1

Orient Paper, Inc. Announces Corporate Name and Ticker Changes

BAODING, China, July 19, 2018 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced that on July 17, 2018, its Board of Directors approved to change its corporate name to IT Tech Packaging, Inc.

The name change is expected to be accomplished through a short-form merger pursuant to Section 92A.180 of the Nevada Revised Statutes. A subsidiary formed solely for the purpose of the name change will be merged with and into the Company, with the Company remaining as the surviving corporation in the merger. The merger will have the effect of amending the Company’s Articles of Incorporation for the sole purpose of reflecting the Company’s new legal name. In accordance with Section 92A.180 of the Nevada Revised Statutes, stockholder approval of the merger is not required.

The Company has applied to the NYSE MKT to change its ticker symbol from “ONP” to “ITP”, to take effect following the effectiveness of the name change. The Company’s common stock will then trade under a new CUSIP number. Trading under the new name, symbol and CUSIP is expected to begin on August 1, 2018.

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material (with the exception of its digital photo paper and tissue paper products), Orient Paper produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products.

With production based in Baoding and Xingtai in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd.

Founded in 1996, Orient Paper has been listed on the NYSE MKT under the ticker symbol “ONP” since December 2009. (For more information, please visit http://www.orientpaperinc.com)

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

Company Contact:

Orient Paper, Inc.

Email: ir@orientpaperinc.com

Investor Relations:

Tony Tian, CFA
Weitian Group LLC
Email: ttian@weitianco.com

Phone: +1-732-910-9692